Exhibit 10.3

INDEPENDENT DIRECTOR AGREEMENT

INDEPENDENT DIRECTOR AGREEMENT, dated [ ], 2023 (this “Agreement”), by and between TURBO ENERGY, S.A., a Spanish corporation (the “Company”), and [ ] (the “Director”).

RECITALS

A. The Company has proposed to raise additional capital through an initial public offering (“IPO”) of the Company’s American Depositary Shares and, in connection with the IPO, the Company proposes to file with the United States Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1 (the “Form F-1 Registration Statement”) relating to the registration of the IPO shares under Section 5 of the Securities Act of 1933, as amended; and

B. The Company desires to appoint the Director, subject to and upon effectiveness of the Form F-1 Registration Statement, to serve on the Company’s board of directors (the “Board”) and the Director desires to accept such appointment to serve on the Board; and

C. The Director may be appointed as a member of one or more committees of the Board; and

D. The Director may also be appointed to serve as Chairman of one or more committees of the Board.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the Director’s services to the Company as a member of the Board, as a member of such Committees of the Board to which he may be appointed from time to time and as Chairman of one or more committees to which he may be appointed in such capacity from time to time, and intending to be legally bound hereby, the Company and the Director hereby agree as follows:

1.	Appointment and Term.

Subject to and upon effectiveness of the Form F-1 Registration Statement (the “Form F-1 Effective Date”), the Director shall be appointed to serve as a member of the Board. The Director’s term as independent director of the Board shall continue subject to the Company’s bylaws (as amended and/or restated from time to time) and the provisions in Section 9 below, until his or her successor is duly appointed and qualified. The Director shall stand for re-appointment to the Board once’s elapsed the initial term of appointment of six years, each year at the annual shareholder’s meeting and upon re-appointment, the terms and provisions of this Agreement shall remain in full force and effect.

2.	Independence.

The Director acknowledges that the Company’s obligations under this Agreement are contingent upon the Board’s continuing determination that the Director is an “independent director” with respect to the Company, in accordance with the listing requirements of the stock exchange upon which the ordinary share has been listed at the time of the IPO.

3.	Responsibilities and Functions.

3.1.	The Company requires that the Director be available to perform the duties of an independent director customarily related to this function as may be determined and assigned by the Board and as may be required by the Company’s constituent instruments, including its bylaws, and its corporate governance and board committee charters, each as amended or modified from time to time, and by applicable law, including the Spanish capital companies Act (“Ley de Sociedades de Capital”) . The Director agrees to devote as much time as is necessary to perform completely the duties as a Director of the Company, including duties as a member of one or more committees of the Board, to which the Director may hereafter be appointed. The Director will perform such duties described herein in accordance with the general fiduciary duty of directors.

3.2.	The Director will be required to attend annual and other general meetings of the Company as requested and all full Board meetings subject to unavoidable absence through illness, holiday or other professional commitments. Board meetings are expected to be held at quarterly intervals and the Director will join one or more Board Committees. The Director may attend and participate at each such meeting, via teleconference, video conference or in person. The Director shall consult with the other members of the Board (and the Company’s officers, as needed) regularly and as necessary via telephone, electronic mail or other forms of correspondence

3.3.	The Director will be required to attend meetings of such committees of the Board as shall be agreed subject to unavoidable absence through illness, holiday or other professional commitments. Committee meetings are held at such times as the Committee determines.

3.4.	Equally with other Board members, the Director will be expected to bring independent judgment to bear at meetings on issues of strategy, performance, resources, remuneration and standards of conduct and to comply with such codes of conduct and policies as the Board may adopt from time to time. In the event that the Director has a direct or indirect financial or personal interest in a contract or transaction to which the Company is a party, or the Director is contemplating entering into a transaction that involves use of corporate assets or competition against the Company, the Director shall promptly disclose such potential conflict to the Board and proceed as directed by the Board. Whenever the Director becomes aware of a business opportunity, related to the Company’s business, which one could reasonably expect the Director to make available to the Company, the Director shall promptly disclose such opportunity to the applicable Board committee and proceed as directed by such committee or the Board, as applicable.

3.5.	It is intended that the Company will be listed on the Nasdaq Capital Market. The Director agrees to comply with the rules of such stock exchange and with any code of conduct relating to securities transactions by directors from time to time.

4.	Remuneration and expenses.

4.1.	Following the commencement of the term of this Agreement, the Company will pay the Director’s a fee of 40.000 per annum (less any necessary statutory deductions) in respect of his or her appointment and for the services set out in Section 3 above. The fees will be paid every six months in two payments per year instalments in arrears. In the event that the Director ceases to be a director of the Company, for whatever reason, no further fees shall be payable. The Director shall be responsible for his or her own individual income tax payment on the Annual Fee in jurisdictions where the Director resides.

4.2.	The Company shall reimburse the Director for pre-approved reasonable business related expenses incurred in good faith in connection with the performance of the Director’s duties for the Company. Such reimbursement shall be made by the Company upon submission by the Director of a signed statement itemizing the expenses incurred, which shall be accompanied by sufficient documentation to support the expenditures.

5.	Other Agreements.

5.1.	Confidentiality and Insider Trading. The Company and the Director each acknowledge that, in order for the intentions and purposes of this Agreement to be accomplished, the Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to, business methods, information systems, financial data and strategic plans which are unique assets of the Company (as further defined below, the “Confidential Information”) and that the communication of such Confidential Information to third parties could irreparably injure the Company and its business. Accordingly, the Director agrees that, during his association with the Company and thereafter, he will treat and safeguard as confidential and secret all Confidential Information received by him at any time and that, without the prior written consent of the Company, he will not disclose or reveal any of the Confidential Information to any third party whatsoever or use the same in any manner except in connection with the business of the Company and in any event in no way harmful to or competitive with the Company or its business. For purposes of this Agreement, “Confidential Information” includes any information not generally known to the public or recognized as confidential according to standard industry practice, any trade secrets, know-how, development, manufacturing, marketing and distribution plans and information, inventions, formulas, methods or processes, whether or not patented or patentable, pricing policies and records of the Company (and such other information normally understood to be confidential or otherwise designated as such in writing by the Company), all of which the Director expressly acknowledges and agrees shall be confidential and proprietary information belonging to the Company. Upon termination of his association with the Company, the Director shall return to the Company all documents and papers relating to the Company, including any Confidential Information, together with any copies thereof, or certify that he or she has destroyed all such documents and papers. Furthermore, the Director recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. The Director agrees that the Director owes the Company and such third parties, both during the term of the Director’s association with the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to, except as is consistent with the Company’s agreement with the third party, disclose it to any person or entity or use it for the benefit of anyone other than the Company or such third party, unless expressly authorized to act otherwise by an officer of the Company. In addition, the Director acknowledges and agrees that the Director may have access to “material non-public information” for purposes of the federal securities laws (“Insider Information”) and that the Director will abide by all securities laws relating to the handling of and acting upon such Insider Information.

5.2.	Disparaging Statements. At all times during and after the period in which the Director is a member of the Board and at all times thereafter, the Director shall not either verbally, in writing, electronically or otherwise: (i) make any derogatory or disparaging statements about the Company, any of its affiliates, any of their respective officers, directors, shareholders, employees and agents, or any of the Company’s current or past customers or employees, or (ii) make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the Company or any of its affiliates or otherwise interfere with the business of the Company or any of its affiliates; provided, however, that nothing in this paragraph shall preclude the Director from complying with all obligations imposed by law or legal compulsion, and provided, further, however, that nothing in this paragraph shall be deemed applicable to any testimony given by the Director in any legal or administrative proceedings.

5.3.	Enforcement. The Director acknowledges and agrees that the covenants contained herein are reasonable, that valid consideration has been and will be received and that the agreements set forth herein are the result of arms-length negotiations between the parties hereto. The Director recognizes that the provisions of this Section 5 are vitally important to the continuing welfare of the Company and its affiliates and that any violation of this Section 5 could result in irreparable harm to the Company and its affiliates for which money damages would constitute a totally inadequate remedy. Accordingly, in the event of any such violation by the Director, the Company and its affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to obtain an injunction or other equitable relief restraining any action by the Director in violation of this Section 5 without posting any bond therefore or demonstrating actual damages, and the Director will not claim as a defense thereto that the Company has an adequate remedy at law or require the posting of a bond. If any of the restrictions or activities contained in this Section 5 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights. The Director acknowledges that injunctive relief may be granted immediately upon the commencement of any such action without notice to the Director and in addition Company may recover monetary damages.

5.4.	Separate Agreement. The parties hereto further agree that the provisions of Section 5 are separate from and independent of the remainder of this Agreement and that Section 5 is specifically enforceable by the Company notwithstanding any claim made by the Director against the Company. The terms of this Section 5 shall survive termination of this Agreement.

6.	Conflicts of interest.

6.1.	The Director must communicate to the Board any conflict of interest arising out of his or her position as a director and any information or knowledge acquired or gained by the Director in any manner whatsoever which may be of value or detriment to the Company or the group of companies of which it is the holding company.

6.2.	The Director shall not during his or her appointment as director of the Company (and during the period of six months after termination of the Director’s appointment) accept any appointment (whether as a partner, director, employee, secondee, consultant or agent) or engage in a business competing with or similar to that of the Company or the group of companies of which it is the holding company.

7.	Market Stand-off Agreement.

In the event of a public or private offering of the Company’s securities and upon request of the Company, the underwriters or placement agents placing the offering of the Company’s securities, the Director agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company Director may own, other than those included in the registration, without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from the effective date of such registration as may be requested by the Company or such placement agent or underwriter.

8.	Indemnification.

The Company shall indemnify, defend and hold harmless the Director, to the full extent allowed by the law of Kingdom of Spain, and as provided by, or granted pursuant to, the bylaws (as amended and/or restated from time to time) of the Company, agreement (including, without limitation, the Indemnification Agreement executed herewith), vote of shareholders or disinterested directors or otherwise, both as to action in the Director’s official capacity and as to action in another capacity while holding such office. The Company and the Director are executing an indemnification agreement in the form attached hereto as Exhibit A.

9.	Termination.

9.1.	The Company may terminate this Agreement immediately by summary notice in writing if you:

(a)	commit any serious breach of the Director’s obligations under this Agreement; or

(b)	commits any serious or persistent misconduct; or

(c)	are convicted of any criminal offence, other than a road traffic offence or another offence which, in the reasonable opinion of the Board, does not adversely affect the interests or reputation of the Company; or

(d)	have a bankruptcy, receivership or an administration order made against the Director or compounds or arranges or attempts to compound or arrange with his creditors generally or otherwise takes advantage of any statute from time to time in force offering relief for insolvent debtors; or

(e)	becomes of unsound mind; or

(f)	any member of his immediate family directly or indirectly makes a profit arising out of or in connection with a transaction to which the Company or any company in the Group is a party without the Director disclosing such interest to the Company in writing and obtaining the prior written consent of the Board; or

(g)	is prohibited by law from being a director of a company.

9.2.	Without prejudice to sub clause 9.1 but notwithstanding any other provision of this Agreement, if the Director shall become unable to perform his duties properly by reason of illness or injury for a period or periods aggregating at least 90 days in any period of 12 consecutive calendar months (the “Period or Periods of Incapacity”) then the Company may, at any time upon ten (10) days written notice , give to the Director at any time while the Director is incapacitated by illness or injury from performing his duties under the Agreement, terminate his appointment provided that the Company shall withdraw any such notice if during the currency of the notice the Director returns to full time duties and provides a medical practitioner’s certificate satisfactory to the Board to the effect that he has fully recovered his health and that no recurrence of his illness or injury can reasonably be anticipated.

9.3.	The Company may in its discretion require the Director not to come into work during the notice period and for the avoidance of doubt both the Director and the Company acknowledge that the Company is under no obligation to provide the Director with work during the course of his office and/or employment with the Company. The Company may, in its discretion, pay the Director salary in lieu of notice.

9.4.	In the event that this Agreement shall be terminated by the Company by summary notice in writing, the Company shall be entitled not to make further payment beyond the amount of any remuneration accrued due to the date of termination if the Director shall have committed any material breach of his obligations hereunder.

9.5.	In the event of this Agreement being terminated on notice in accordance with the provisions of this clause or of clause 1 the Company reserves the right to terminate the appointment of the Director forthwith at any time during the said notice period and thereupon to pay to the Director a sum equal to the sum which he would be entitled to receive from the Company in respect of the unexpired period of such notice.

10.	Consequences of termination.

On the termination of the appointment, the Director will at any time at the request of the Company, resign from the office as a director of the Company and from all offices held by the Director in any group company. If the Director fails to do so, the Company is irrevocably authorised to appoint another person to sign any documents in the Director’s name and on his or her behalf or do anything necessary or requisite to give affect to his or her resignation. On termination of the Director’s appointment, the Director will deliver to the Company all books, documents, papers and other property of or relating to the business of the Company or the group of companies of which it is the holding company which are in the Director’s possession or under the Director’s power or control.

11.	Effect of Waiver.

The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

12.	Notice.

Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission.

13.	Governing law.

This Agreement shall be governed by the laws of the Kingdom of Spain and as from the date of this Agreement, all other agreements or arrangements between the Director and the Company shall cease to have effect.

14.	Assignment.

The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Director under this Agreement are personal and therefore the Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

15.	Miscellaneous.

If any provision of this Agreement shall be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with Spanish law, as amended from time to time, (other than Section 8 and Section 13, which shall not apply to this Agreement to the extent it imposes obligations or requirements in addition to those set out in this Agreement) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Independent Director Agreement to be duly executed and signed as of the day and year first above written.

TURBO ENERGY, S.A.	Director

By:	By:
Name:	Name:
Title:

EXHIBIT A

Indemnity Agreement

(See Attached)